                                                                     EXHIBIT 4.4

From: National Westminster Bank Plc

To: The Directors Krug International (UK) Limited and the Directors Sowester Limited
     c/o Touche Ross & Co.
     Columbia Centre
     Market Street
     Brocknell
     Berkshire RG12 IPA

1 October 1997

Dear Sirs

FACILITY LETTER FROM NATIONAL WESTMINISTER BANK PLC TO KRUG INTERNATIONAL (UK) LIMITED AND SOWESTER LIMITED

We write with reference to the facility letter dated 8th December 1994 from us to you and accepted by you on 7th March 1995 in respect of a facility of L2,500,000 for the purpose of refinancing the cost of purchase of land and the development of a building at Stinsford Road, Poole, (the agreement between us constituted by your acceptance, the "Facility Agreement").

We have been requested by Krug International (UK) Limited to make further facilities available to its Group to enable the subsidiary, Bradley International Holdings Limited, to purchase the whole of the issued share capital of Klippan Limited. We have agreed to make such facilities available on condition that (inter alia) the financial covenants in all facilities between us and the Group are made the same.

We therefore propose that the Facility Agreement shall be varied by the terms of this letter. (The agreement constituted by your acceptance of this letter, the "Supplemental Agreement").

With effect from the date of your acceptance of this Supplemental Agreement; (i) the existing clauses 17a and b (the "Old Clauses") in the Facility Agreement shall be deleted and the following Clause shall be substituted

"17 You agree to the following:

    (a) You will not allow TANGIBLE NET WORTH to be less than L9,000,000.

    (b) You, will not allow TOTAL BORROWING to be more than 75% OF TANGIBLE NET WORTH.

    (c) You will not allow CASH GENERATED during each period specified in Column A below to be less than the percentage of DEBT SERVICE COSTS specified in Column B below

        Column A                                  Column B
        --------                                  --------
                                                  (Minimum Level)
        (Agreement date to 31 March 1998)         (Not tested)
        1 April 1998 to 31 March 1999             110%
        1 April 1999 to 31 March 2000
        and for each successive period of
        12 months thereafter                      120%

    (d) You will not allow PBIT during each period specified in Column A below to be less than the percentage of INTEREST PAID specified in Column B below:

         Column A                                 Column B
         --------                                 --------
                                                  (Minimum Level)

         Financial year to 31 March 1998          350%
         1 April 1998 to 31 March 1999
         and for each successive period of 12
         months thereafter                        375%

    (e) Each of you will not and each of you will procure that no other member of the Group will, without our prior written consent, (such consent not to be unreasonably withheld) either create, extend or increase any security interest on the whole or any part of your or the Group's undertaking, property or assets (including uncalled capital) whether present or future except for security interests arising in the ordinary course of trading. Security interest includes (without limitation) liens, pledges, charges, mortgages or other encumbrances.

    (f) You will provide us with such financial and other information relating to you or to the Group as we may reasonably require including (without limitation) copies of:

        (i) the consolidated audited accounts of the Group not later than 120 days, after the end of the financial year to which they relate;

        (ii) management information not later than 21 days after the end of the quarter to which it relates (to include profit and loss and balance sheet information on a consolidated basis and for individual members of the Group) together with calculations in respect of financial covenants (where appropriate);

         (iii) published quarterly and annual accounts relating to Krug International Corp. not later than 60 and 90 days respectively after the end of the quarter or financial year to which they relate;

         (iv) management accounts in respect of you and your Subsidiary Undertakings not later than 21 days after the end of each month (to include profit and loss and balance sheet information for individual operating companies with supporting management commentary and updated capital expenditure budgets as appropriate); and

         (v) annual budgets and projections for the forthcoming 12 months (to include profit and loss, balance sheet and cash flow forecasts) within 28 days of the end of the financial year, for individual members of the Group and on a consolidated basis.

     In order to verify whether you are complying with these covenants, we will refer to the consolidated, audited, interim or management accounts of Krug International (UK) Limited as we think appropriate. The financial covenant set out in paragraph (c) shall be tested annually, that set out in paragraph (d) shall be tested against interim and annual accounts, and those set out in paragraphs (a) and (b) shall be tested on an ongoing basis".

(ii) the existing clause 17c shall be renumbered 17g.


The explanation of the words and phrases used in the new clauses 17a - 17f ("the New Clauses") shall be as set out in the Appendix to this letter (and not, for the avoidance of doubt as defined or explained in the Facility Agreement prior to amendment by this Supplemental Agreement.) To the extent that any defined terms in the Facility Agreement (prior to amendment by this Supplemental Agreement) are used only in the Old Clauses, such terms shall be treated as deleted.

Further, with effect form the date of your acceptance of this Supplemental Agreement, all references in the Facility Agreement to "this letter" and like expressions shall be construed as including the Facility Agreement as amended by this Supplemental Agreement and the Facility Agreement and the Supplemental Agreement are to be read together and construed accordingly.

We agree that except where amended by the Supplemental Agreement, the terms, rights and obligations of the Facility Agreement shall remain in full force and effect.

This Supplemental Agreement shall be governed by and construed in accordance with English law and we agree to submit to the jurisdiction of the English courts.

We hereby accept the terms and conditions of this Supplemental Agreement

Dated 30 September 1997
     ------------------

/s/ R. COOK
---------------------------
For and on behalf of NATIONAL WESTMINSTER BANK PLC

FORM OF ACCEPTANCE

We hereby accept the terms and conditions of this Supplemental Agreement

Dated 2 October 1997
     ---------------

/s/ C.L. HASLAM
---------------------------
For and on behalf of KRUG INTERNATIONAL (UK) LIMITED

FORM OF ACCEPTANCE

We hereby accept the terms of this Supplemental Agreement

Dated 2 October 1997
     ---------------


/s/ W.E. GREENHALGH
-------------------------------
For and on behalf of SOWESTER LIMITED

                                    APPENDIX

"BORROWINGS" means at any time the aggregate (without double counting) of the following:

(i) the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group, including for the avoidance of doubt, the outstanding principal amount of any hire purchase obligations;

(ii) the outstanding principal amount of any debenture, bond, note, loan stock or other security of any member of the Group;

(iii) the outstanding principal amount of the acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(iv) the outstanding principal amount of all moneys owing to a member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(v) the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of the asset;

(vi) the capitalised element of indebtedness of any member of the Group in respect of a finance lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(vii) the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i) - (vi) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group.

"CAPITAL EXPENDITURE" means, in respect of any financial period, the aggregate expenditure of the Group on the purchase of fixed assets (as determined in accordance with generally accepted United Kingdom accounting principles (consistently applied)

"CASH GENERATED" means, in relation to the Group, the aggregate of:

(i)      PBIT; PLUS

(ii) the aggregate net value of non cash movements (including, but not limited to, depreciation expense, other provisions and write backs of a non-cash nature); PLUS

(iii)    the aggregate value of any decrease in net working assets; PLUS

(iv) the proceeds received by any member of the Group from the issue of new ordinary (or non-redeemable) equity capital;

LESS

(i)      tax paid; PLUS

(ii)     the aggregate value of any increase in net working assets; PLUS

(iii) an amount equal to the Capital Expenditure by the Group (but not including the capital amounts of such expenditure funded by hire purchase or finance leases) during such period less an amount equal to the net proceeds of disposal of fixed assets during such period; PLUS

(iv) investments, including acquisitions (and investments in/loans to Krug International Corp. other than of a non-cash nature); PLUS

(v) dividends paid on shares of Krug International (UK) Limited (other than redeemable shares) or in respect of any minority interests; PLUS

(vi)     any extraordinary items.

"DEBT SERVICE COSTS" (OR "BORROWING COSTS") means, in respect of any financial period:

(i) all interest, commission, periodic fees, and other financial charges payable by any member of the Group during such period in relation to Borrowings (including the interest element payable under hire purchase contracts and finance leases); PLUS

(ii) the aggregate amount of all dividend payments on ordinary and redeemable preference shares (and other redeemable shares) paid; PLUS

(iii) the aggregate amount of all repayments of Borrowings made by any member of the Group or due from any member of the Group (including redemption of any redeemable preference shares) during such period.

"GROUP" means Krug International (UK) Limited, Sowester Limited and any other Subsidiary Undertakings from time to time of each of them taken as a whole (and, save where the context does not admit, any of them individually); (if there are no Subsidiary Undertakings for the time being, references to the Group shall be taken to be references to you and the word "consolidated" in relation to any accounts or other financial matters shall be ignored.)

"INTEREST PAID" means all interest, acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) including, for the avoidance of doubt, finance charges relating to finance leases and hire purchase obligations.

"PBIT" means, in respect of any period, the profits of the Group for that period before the deduction of Interest Paid and corporation tax on the income of the Group payable in respect of any financial year:

(i)      excluding extraordinary items under FRS 3;

(ii)     excluding interest of whatever nature received by the Group;

(iii) after deduction of any management charges levied by Krug International Corp. or its subsidiaries or affiliates;

"SUBSIDIARY UNDERTAKING" means a subsidiary undertaking (as defined by S.258 of the Companies Act 1985).

"TANGIBLE NET WORTH" means at any time the aggregate of:

(i) the amount paid up or credited as paid up on the issued share capital of Krug International (UK) Limited; and

(ii) the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the Balance Sheet but adjusted by:

(1) adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(2) deducting any amount standing to the debit of the profit and loss account for the Group the period ending on the date of the Balance Sheet;

(3) deducting any amount attributable to goodwill or any other intangible asset;

(4)      excluding any amount attributable to deferred taxation;

(5)      excluding any amount attributable to minority interests; and

(6) deducting amounts attributable to the investment in Krug International Corp. or owed to the Group by Krug International Corp. by way of inter company loan or other Borrowing instrument.